Exhibit 99.3

Versata, Inc.	6011 West Courtyard Drive, Austin, Texas 78730	ph 512.874.3100	fx 512.874.8900

An open letter to TenFold’s customers:

As you are now aware, Versata Enterprises has entered into a Merger Agreement to merge with TenFold Corporation. We believe that Versata’s market presence and financial strength will enable us to extend and enhance the TenFold technology with innovations and world-class quality. We understand the hesitancy of existing customers and prospects to invest in the TenFold platform when the company had to release quarterly information describing business challenges and risks. We believe this merger eliminates that concern. Versata is a healthy and growing company and we welcome the opportunity to build a business partnership with each TenFold customer.

TenFold’s customers are the most important aspect of this merger. We understand TenFold has been providing superior support and, in return, TenFold’s customers have supported the company through difficult challenges. Bob Felton described to us his concept of “delighting” the customer and we applaud Bob and his team’s commitment. We have a similar approach focused on “delivering customer success through customer-driven priorities.” Once the merger completes, we will contact you to ensure we align our priorities with your business priorities.

We are anxious, as we are sure you must be, that the merger be completed so we can demonstrate our commitment and abilities. In the meantime, we trust that TenFold will continue supporting you effectively through the merger close period.

I personally emphasize my strong belief in positive and long-term customer relationships and am committed to delivering business success. I look forward to future discussions.

Randy Jacops

President and CEO

Versata Inc.